Exhibit 21.1
LIST OF SUBSIDIARIES OF THE COMPANY

1.	Agri-Empresa Transportation, Inc. (TX)

2.	Agri-Empresa, Inc. (TX)

3.	Boyd’s Bit Service, Inc. (LA)

4.	Boyd’s Holdings, L.L.C. (DE)

5.	Boyd’s Rental Tools S. de R.L. de C.V. (Mexico)

6.	Boyd’s Rental Tools Servicios S. de R.L. de C.V. (Mexico)

7.	Coil Tubing Services, L.L.C. (LA)

8.	Diamond Wireline Services, Inc. (TX)

9.	Dutch, Inc. (LA)

10.	Dyna Drill Technologies, Inc. (TX)

11.	Dyna-Drill Technologies Canada LP (Canada)

12.	Dyna-Drill Technologies Canada Ltd. (Canada)

13.	East Energy PathFinder S.A.E. (Egypt)

14.	Enertech Wireline Services, L.P. (TX)

15.	Grinding and Sizing Company, Inc. (TX)

16.	Integrity Industries, Inc. (TX)

17.	LSDI, L.P. (DE)

18.	Madden Systems, Inc. (TX)

19.	Mt. Pulaski Products, Inc. (DE)

20.	P.E.S. Management C.V. (Netherlands)

21.	PathFinder Energy Holdings, Inc. (DE)

22.	PathFinder Energy Holdings LTD. (Cyprus)

23.	PathFinder Energy Services II B.V. (Netherlands)

24.	PathFinder Energy Services B.V. (Netherlands)

25.	PathFinder Energy Services Canada Ltd. (Canada)

26.	PathFinder Energy Services Holding B.V. (Netherlands)

27.	PathFinder Energy Services Holdings, Inc. (DE)

28.	PathFinder Energy Services Limited (UK)

29.	PathFinder Energy Services, Inc. (LA)

30.	PathFinder Energy Services, L.P. (DE)

31.	PathFinder Energy, Inc. (DE)

32.	PathFinder Saudi Arabia Limited (Saudi Arabia)

33.	Perf-O-Log, Inc. (TX)

34.	STG Transportation, Inc. (TX)

35.	Superior Lonestar LP, L.L.C. (DE)

36.	Superior Packaging & Distribution, L.P. (DE)

37.	Thomas Energy Services, Inc. (LA)

38.	U. S. Clay, L.P. (TX)

39.	W-H Acquisitions, L.L.C. (DE)

40.	W-H Energy Holdings, Inc. (DE)

41.	W-H Energy Holdings II, Inc. (DE)

42.	W-H Energy Rocky Mountains, Inc. (DE)

43.	W.H Energy Services, L.P. (DE)

44.	W.H. Energy Financing, L.P. (DE)